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                                                                    EXHIBIT 99.1



Contact:

Ann Tanabe                    Hershel Berry                     Lacy Fitzpatrick
Texas Biotechnology          The Trout Group                    ICOS Corporation
(713) 796-8822               (415) 392-3385                      (425) 415-2207


FOR IMMEDIATE RELEASE


            TEXAS BIOTECHNOLOGY ACQUIRES ICOS CORPORATION'S INTEREST
                        IN ICOS-TEXAS BIOTECHNOLOGY, L.P.

        FULL DEVELOPMENT AND MARKETING RIGHTS TO SITAXSENTAN AND TBC3711
                         RETURNED TO TEXAS BIOTECHNOLOGY


HOUSTON, TX AND BOTHELL, WA - APRIL 23, 2003 - Texas Biotechnology Corporation (NASDAQ: TXBI) and ICOS Corporation (NASDAQ: ICOS) today announced that Texas Biotechnology has acquired ICOS' 50% interest in ICOS-Texas Biotechnology, L.P. This effectively returns to Texas Biotechnology full ownership rights to the endothelin receptor antagonist program, including the experimental pulmonary arterial hypertension (PAH) drug, sitaxsentan, and TBC3711.

Under the terms of the agreement, Texas Biotechnology paid ICOS $4 million at closing, and agreed to pay $4 million in 12 months and $2 million in 18 months, plus interest.

"This agreement represents Texas Biotechnology's commitment to realizing the full value of sitaxsentan for our shareholders," Bruce D. Given, M.D., President and CEO of Texas Biotechnology said. "Sitaxsentan is an important program to Texas Biotechnology and we are excited to have the full development and marketing rights, and the flexibility to pursue potential agreements with future partners. We thank ICOS for their considerable contributions."

"This agreement is part of our commitment to focusing ICOS' development strategy," said Paul Clark, ICOS Chairman and CEO. "Dr. Given and his team at Texas Biotechnology are well positioned to take this product forward and we wish them much success in the future."

ABOUT SITAXSENTAN AND PAH

Sitaxsentan is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Sitaxsentan is selective in the targeting of the endothelin A receptor.

Pulmonary arterial hypertension is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually

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                                                                    EXHIBIT 99.1


fatal unless treated successfully with heart and lung transplant. Primary and secondary pulmonary arterial hypertension are estimated to afflict up to 100,000 people worldwide, many of whom are children or young adults.

ABOUT TEXAS BIOTECHNOLOGY CORPORATION

Texas Biotechnology Corporation, a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for its expertise in small molecule drug development and vascular biology. Argatroban, its first FDA-approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Texas Biotechnology is in Phase III development of the endothelin antagonist, sitaxsentan, for pulmonary arterial hypertension. Its majority owned affiliate, Revotar Biopharmaceuticals AG, is in Phase II development with the selectin antagonist bimosiamose in asthma, psoriasis and atopic dermatitis. Texas Biotechnology has several other research and development programs ongoing for a range of cardiovascular and inflammatory diseases. To learn more about Texas Biotechnology please visit our web site: www.tbc.com.

ABOUT ICOS

ICOS is a product-driven company that has expertise in both protein-based and small molecule therapeutics. ICOS combines its capabilities in molecular, cellular and structural biology, high throughput drug screening, medicinal chemistry and gene expression profiling to develop highly innovative products expected to have significant commercial potential. ICOS applies its integrated approach to erectile dysfunction and other urologic disorders, sepsis, psoriasis, and other inflammatory diseases. ICOS' strategy targets multiple therapeutic areas with drugs that act through distinct molecular mechanisms, increasing opportunities to market breakthrough products.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are timing and cost of our clinical trials, attainment of research and clinical goals and milestones of product candidates, attainment of required governmental approvals, sales levels of our products and availability of financing and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Texas Biotechnology and ICOS have filed with the Securities and Exchange Commission. Texas Biotechnology and ICOS undertake no duty to update or revise these forward-looking statements. The biotechnology and pharmaceutical businesses are risky and there can be no assurance that any particular product candidate will progress and become a commercial product.

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